Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2026 SALES AND EARNINGS

Eau Claire, Wisconsin (October 30, 2026) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $29 million or 31.3% from those reported in the comparable 2025 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment dipped nominally by $469 thousand or 2.1%. Safety segment sales, although still nominal, increased by $296,000 or 88.9%, reflecting increased distribution of a broader line. The Defense segment’s operating earnings were up $7.1 million or 61.8% from third quarter 2025 earnings largely due to the additional volume referenced above, along with a more favorable mix and increased operating efficiencies. In contrast to the prior year’s loss, Housewares/Small Appliance segment’s operating earnings were $8.1 million. Most of those earnings were attributable to a refund of a portion of the tariffs the segment had paid that the Supreme Court declared unauthorized in its February decision. The Safety segment reported a loss as anticipated.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms as well as a line of commercial fire extinguishers that include water and fluorine-free foam extinguishers.

	THREE MONTHS ENDED
	Oct. 4, 2026	Sept. 28, 2025
Net Sales	$144,308,000	$115,463,000
Net Earnings	$19,977,000	$5,317,000
Net Earnings Per Share	$2.79	$.74
Weighted Shares Outstanding	7,168,000	7,150,000

	NINE MONTHS ENDED
	Oct. 4, 2026	Sept. 28, 2025
Net Sales	$409,553,000	$339,551,000
Net Earnings	$42,465,000	$18,079,000
Net Earnings Per Share	$5.93	$2.53
Weighted Shares Outstanding	7,165,000	7,146,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, which could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.